Exhibit 99.1

   Cost-U-Less Reports 15.3% Increase in Same Store Sales for Second Quarter

Bellevue, WA, July 1, 2004
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Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today reported an increase of 15.3% in same store sales (stores open a full 13 months), for the fiscal quarter ended June 27, 2004. Total sales for the fiscal quarter ended June 27, 2004 increased 21.0% to $50.8 million, compared to $42.0 million for the same period a year ago.

"This is the first time in Company history we have begun a fiscal year with two successive quarters of $50 million in sales," said J. Jeffrey Meder, the Company's President and CEO. "Our island communities are benefiting from improved economies for the most part and our new merchandising initiatives continue to be well received."

Same store sales for the fiscal quarter ended June 27, 2004 are calculated on stores excluding the Guam market as the Company's Dededo store was closed during the fiscal second quarter of 2003. The store was closed from December 8, 2002 until October 3 2003 due to damage resulting from Supertyphoon Pongsona that swept through the island of Guam on December 8, 2002.

Total sales for the fiscal quarter ended June 27, 2004 compared to the same period a year ago benefited from sales generated from the reopened unit in Dededo, Guam. This was partially offset by lower business-to-business sales as compared to the same period a year ago.

Total sales for the 26 weeks ended June 27, 2004 increased 19.6% to $100.9 million, compared to $84.3 million for the same period a year ago. Same store sales for the 26 weeks ended June 27, 2004 increased 15.3%, compared to 4.3% for the same period a year ago.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213